Exhibit 99.1

FOR IMMEDIATE RELEASE

AcelRx Pharmaceuticals Adds New Board Member

REDWOOD CITY, Calif., December 11, 2013 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain, today announced that Richard F. Afable, M.D., president and CEO of Covenant Health Network, was appointed to the company’s board of directors. Guy Nohra, co-founder and managing director of venture capital firm Alta Partners, resigned from the board as of December 10, 2013.

“As CEO of an integrated healthcare delivery network that includes seven hospitals, Dr. Afable is at the forefront of changing how healthcare is delivered in the US. We are delighted that Rick is going to be able to bring those insights to AcelRx,” stated Richard King, president and CEO of AcelRx. “I would also like to thank Guy Nohra for his thoughtful guidance and valuable contributions to our success over the years as we have progressed from a development stage company toward the potential commercialization of Zalviso™ for the treatment of moderate-to-severe acute pain in the hospital setting.”

“I am honored to join the AcelRx board and work with this exceptional team at such an exciting stage of the company’s development,” stated Dr. Afable. “I look forward to sharing my experience with treatment assessment, acceptance, and integration in hospitals and other healthcare delivery organizations as AcelRx advances its portfolio of innovative pain treatment medicines into commercialization.”

Covenant Health Network, based in Irvine, California, is a non-profit healthcare delivery system formed through the affiliation of Hoag Memorial Hospital Presbyterian and St. Joseph Health System in 2013. The network includes seven hospitals, an expansive physician network, and more than 50 outpatient and urgent care facilities in southern California. Dr. Afable’s prior professional experience includes affiliations with managerial and patient oversight responsibility with Catholic Health East, Preferred Physician Partners, LLC, Catholic Healthcare Partners, and Wake Forest University Bowman Gray School of Medicine. He earned a B.S. in biology, an M.D. degree from Loyola University of Chicago, and a masters in public health from the University of Illinois at Chicago.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain. AcelRx’s lead product candidate, Zalviso™, is designed to solve the problems associated with post-operative intravenous patient-controlled analgesia which has been shown to cause harm to patients following surgery because of the side effects of morphine, the invasive IV route of delivery and the complexity of infusion pumps. AcelRx has announced positive results from each of the three completed Phase 3 clinical trials for Zalviso, and has submitted an NDA seeking approval for Zalviso to be used to treat moderate-to-severe acute pain in the hospital setting. AcelRx has also announced positive top-line results for a Phase 2 trial for ARX-04, a product candidate for the treatment of moderate-to-severe acute pain in a medically supervised setting, funded through a grant from the U.S. Army Medical Research and Materiel Command. The company has two additional pain treatment product candidates, ARX-02 and ARX-03, which have completed Phase 2 clinical development. For additional information about AcelRx’s clinical programs, please visit www.acelrx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the therapeutic and commercial potential of Zalviso and the anticipated timing, and therapeutic and commercial potential of other AcelRx product candidates. These forward-looking statements are based on AcelRx’s current expectations and inherently involve significant risks and uncertainties. AcelRx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: AcelRx’s ability to receive regulatory approval for Zalviso, that fact that FDA may dispute or interpret differently positive clinical results obtained to date; any delays or inability to obtain and maintain regulatory approval of its product candidates, including Zalviso, in the United States and Europe; its ability to attract funding partners or collaborators with development, regulatory and commercialization expertise; its ability to obtain sufficient financing to commercialize Zalviso; the market potential for its product candidates; the accuracy of AcelRx’s estimates regarding expenses, capital requirements and needs for financing; and other risks detailed in the “Risk Factors” and elsewhere in AcelRx’s U.S. Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q filed with the SEC on November 5, 2013. AcelRx undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Jim Welch

Chief Financial Officer

650.216.3511

jwelch@acelrx.com

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